Exhibit 10.23


                           LOAN AND SECURITY AGREEMENT


     THIS LOAN AND SECURITY AGREEMENT ("this Agreement") is made this 30th day of September, 1999, by and between the Borrower, Metro Global Media, Inc. (parent) and Metro, Inc. (sub) (referred to throughout this Agreement as "you", "your" and "yours"), and the Lender, RESERVOIR CAPITAL CORPORATION (referred to throughout this Agreement as "we", "us", "our" and "ours").

     1. Accounts Receivable Loans.

     1.1. Loans against Accounts. From time to time during the term of this Agreement, we may make such advances (each a "Receivables Loan") against your Eligible Accounts (as herein defined) as you may from time to time request and we, in our sole discretion, may elect to make upon the terms, conditions and provisions of this Agreement. At any one time, the aggregate outstanding amount of all Receivables Loans shall not be greater than the lesser of (a) the amount determined by applying the Receivables Advance Rate (as herein defined) to the Eligible Accounts or (b) $3,000,000.00. Nothing contained in this Agreement shall be construed as obligating or committing us to make any particular Receivables Loan.

     1.2. Eligible Accounts. The term "Eligible Accounts" as used herein shall mean, collectively, accounts, contract rights and other forms of obligation arising in the ordinary course of business from the sale of goods or rendition of services (with reserves for such items as accounts which have aged more than 90 days from the billing or invoice date, accounts where the Account Debtor (as herein defined) is bankrupt, insolvent or otherwise unacceptable to us from a credit risk standpoint, intercompany accounts, contra accounts, foreign accounts, finance charges and such other items as we may determine from time to time in our sole discretion; provided, however, that no Account from any given Account Debtor, shall be an Eligible Account, if fifty percent (50%) or more of the total of all Accounts due from such Account Debtor remain unpaid 90 days or more after their date of issue.)

     1.3. Receivables Advance Rate. The term "Receivables Advance Rate" as used herein shall mean seventy percent (70%) of Eligible Accounts, provided that we may, in our sole discretion, unilaterally decrease the Receivables Advance Rate in the event of any breach of the representations and warranties set forth in Paragraph 2.2 below or any other Default (as herein defined) under this Agreement.

     1.4. Interest Rate. The outstanding balance of all Receivables Loans shall bear interest at the monthly rate of interest as set out in the rate sheet attached hereto as Exhibit B from the date on which each such Receivables Loan is made to and including the date on which payment on such Receivables Loan is received. You also agree to pay to us a .35% monthly service fee on the average daily loan balance. If the average monthly outstanding loan balance falls below $2,000,000.00, an unused line fee of .25% will be charged on the differential between the $2,000,000.00 and the average loan balance for the particular month.


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     1.5.  Repayment of Receivables  Loans.  Interest on all  Receivables  Loans
shall be due and payable on demand or, if not previously demanded, on the first day of each month. The principal balance of all Receivables Loans shall be due and payable on demand or, if not previously demanded, upon termination of this Agreement. Notwithstanding the foregoing, (a) you shall repay such portion of the Receivables Loans as is necessary from time to time to prevent the aggregate amount of all Receivables Loans from exceeding the maximum amount determined pursuant to Paragraph 1.1 on demand or, if not previously demanded, within five
(5) business days of the date on which the aggregate amount of all Receivables Loans exceeds the maximum amount determined pursuant to Paragraph 1.1, and (b) we shall apply all proceeds of Accounts received by us pursuant to Paragraph 1.6 to the repayment, in whole or in part, of Receivables Loans and Inventory Loans in such order or manner as we in our sole discretion determine. Subject to the provisions of Paragraphs 8.3 and 8.5 of this Agreement, you may repay all or any portion of the Receivables Loans at any time without penalty, [provided that you may not make more than four (4) partial payments in any calendar month (unless required to comply with the provisions of subsection (a) of the preceding sentence)].

     1.6. Payments on Accounts. You shall, and we may, immediately notify all persons obligated to make payments with respect to Accounts (collectively, "Account Debtors") to make all payments on or with respect to Accounts directly into a special banking account over which we have exclusive dominion, control, and power of access and withdrawal (the "Collection Account"). In connection therewith, you agree to reference our payment instructions on all invoices submitted to Account Debtors. In addition, if any Account Debtor is an agency, department, or instrumentality of the United States Government, you shall execute such forms of notice and assignment, and shall conform to all applicable procedures (including making any necessary contract modifications), as may be required pursuant to the Federal Assignment of Claims Act of 1940, as amended, in order to perfect our rights to directly receive payments with respect to the Accounts of such Account Debtor. To facilitate our collection and receipt of payments from Account Debtors, you hereby irrevocably constitute and appoint us, or any of our agents or employees, as your lawful attorney-in-fact (coupled with an interest) to exercise at any time any of the following powers: (i) to receive, endorse and deposit all payments from Account Debtors; (ii) to transmit to any party notice that you have granted to us a security interest in the Accounts; (iii) to institute any proceedings deemed by us necessary to effect collection of Accounts; (iv) to settle, compromise or litigate any dispute concerning any Account; and (v) to sign your name on any financing statements or any amendment or continuation statement relating thereto with respect to any Collateral (as herein defined). You will notify us promptly of and, if requested by us, will settle all disputes concerning any Account, at your sole cost and expense. However, you shall not, without our prior written consent, settle, compromise or adjust any Account or grant any additional discounts, allowances or credits thereon. We may, but are not required to, attempt to settle, compromise or litigate the dispute upon such terms as we in our sole discretion deem advisable, for your account and risk and at your sole expense. Any act of ours as your lawful attorney-in-fact shall not render us liable for any acts of omission or commission, nor for any error of judgment or mistake of fact or law. Alternatively, you hereby authorize us to collect and receive payments from Account Debtors in our own name. If you receive any payment on any Account, you

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shall  promptly  remit such  payment in the form  received  (with any  necessary endorsement) directly to us. Until so remitted, you will hold such payment in trust for us separate and apart from all of your other funds.

     1A. Inventory Loans.

     1A.1. Loans against Inventory. From time to time during the term of this Agreement, we may make such advances (each an "Inventory Loan") against your Eligible Inventory (as herein defined) as you may from time to time request and we, in our sole discretion, may elect to make upon the terms, conditions and provisions of this Agreement. [You agree not to request more than four (4) Inventory Loans in any calendar month.] At any one time, the aggregate outstanding amount of all Inventory Loans shall not be greater than the lesser of (a) two (2) months' sales valued at the cost of goods sold based on a rolling three (3) month average, (b) the amount determined by applying the Inventory Advance Rate (as herein defined) to the Eligible Inventory (c) 60% of Loans against Accounts or (d) $1,000,000.00. Nothing contained in this Agreement shall be construed as obligating or committing us to make any particular Inventory Loan.

     1A.2. Eligible Inventory. The term "Eligible Inventory" as used herein shall mean raw materials and finished goods inventories (with reserves for such items as damaged and obsolete items and such other items as we may determine from time to time in our sole discretion) valued at the lower of cost or market value of such inventories determined in accordance with generally accepted accounting principles (or on such other basis to which the parties may agree) consistently applied.

     1A.3. Inventory Advance Rate. The term "Inventory Advance Rate" as used herein shall mean forty percent (40%) of Eligible Inventory which constitutes raw materials and forty percent (40%) of Eligible Inventory which constitutes finished goods up to the $1,000,000.00 cap provided that we may, in our sole discretion, unilaterally decrease the Inventory Advance Rate in the event of any breach of the representations and warranties set forth in Paragraph 2.5 below or any other Default under this Agreement.

     1A.4. Interest Rate. The outstanding balance of all Inventory Loans shall bear interest at the monthly rate of interest as set out in the rate sheet attached hereto as Exhibit B from the date on which each such Inventory Loan is made to and including the date on which payment on such Inventory Loan is received.

     1A.5. Repayment of Inventory Loans. Interest on all Inventory Loans shall be due and payable on demand or, if not previously demanded, on the first day of each month. The principal balance of all Inventory Loans shall be due and payable on demand or, if not previously demanded, upon termination of this Agreement. Notwithstanding the foregoing, (a) you shall repay such portion of the Inventory Loans as is necessary from time to time to prevent the aggregate amount of all Inventory Loans from exceeding the maximum amount determined pursuant to Paragraph 1A.1 above on demand or, if not previously demanded, within five (5) business days of the date on which the aggregate amount of all Inventory Loans exceeds the maximum amount determined pursuant to Paragraph 1A.1, (b) you

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shall  immediately  apply any cash  proceeds  from the sale of  inventory to the repayment of Inventory Loans, and (c) we shall apply all proceeds of Accounts received by us pursuant to Paragraph 1.6 to the repayment, in whole or in part, of Inventory Loans and Receivables Loans in such order or manner as we in our sole discretion determine. Subject to the provisions of Paragraphs 8.3 and 8.5 of this Agreement, you may repay all or any portion of the Inventory Loans at any time without penalty, [provided that you may not make more than four (4) partial payments in any calendar month (unless required to comply with the provisions of subsections (a) or (b) of the preceding sentence)].

     1B. Loan Request and Borrowing Base Certificate. At such time or times as you request a loan or loans, pursuant to sub-paragraphs 1.1 and 1A.1 above, you shall make such requests using such a form or forms and we may require. Initially in making all such requests you shall use a form identical to Exhibit A.

     2. Representations, Warranties and Promises. To induce us to make Receivables Loans and Inventory Loans from time to time, you make the following representations, warranties and promises, each of which survives the execution and delivery of this Agreement and is deemed to be incorporated by reference in each request for a Receivables Loan or an Inventory Loan:

     2.1. Power and Authority. You have all requisite power and authority to execute, deliver and perform this Agreement and each request for a Receivables Loan or an Inventory Loan, and such performance does not contravene your articles of incorporation, by-laws, or partnership agreement, as applicable, or any other agreement by which you are bound.

     2.2. Representations and Warranties with Respect to Accounts. With respect to each Account: (a) your principal place of business and your books and records relating to the Accounts are located at the address set forth at the end of this Agreement; (b) you are the sole owner of each Account and have the right to grant to us a lien on and security interest in the Accounts, and the Accounts are free and clear of all liens and encumbrances (including liens and encumbrances subordinate to our lien and security interest), except for those created by this Agreement or permitted by us in writing, and you will not assign, sell, transfer, pledge, grant a security interest in or encumber or otherwise dispose of or abandon any part or all of the Accounts; (c) you have made proper entries in your books disclosing the grant of a security interest in Accounts to us; (d) each of your Account Debtors has legal capacity to contract and is indebted to you in the amount indicated in your books and records; (e) each Account is valid, legally enforceable, and represents a bona fide undisputed indebtedness; (f) no Account is subject to any valid defense, offset, counterclaim or allowance or is contingent; (g) each Account Debtor is solvent, and each Account will be paid in full on or before its due date; (h) no agreement for any deduction or allowance of any kind exists or will be made by you; (i) all information appearing in your books and records relating to each Account is true and correct in all respects; and (j) all signatures and endorsements appearing on the invoices and documents relating to the Accounts are genuine, and all signatories and endorsers have full capacity and authority and were fully authorized to contract for the purchase or lease of the goods and/or services giving rise to the Accounts.

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     2.3. Books and Records; Inspections. You will maintain books and records in accordance with generally accepted accounting principles consistently applied. We shall have full access to, and the right to audit and make copies from, your books and records relating to the Collateral or this Agreement. You will furnish to us such financial statements and other information regarding your business affairs as we may request.

     2.4. Affiliates. You have no subsidiaries or other affiliates other than those disclosed in writing to us prior to the date of this Agreement, and no additional subsidiaries or other affiliates shall be created on or after the date of this Agreement without our prior written consent, which consent may be withheld in our absolute discretion or conditioned upon any such subsidiary or other affiliate entering into a financing agreement similar to this Agreement with us.

     2.5. Representations and Warranties with Respect to Collateral Other than Accounts. You are the sole owner of the Collateral (other than the Accounts, which are covered by Paragraph 2.2 above) and have the right to grant to us a lien on and security interest in such Collateral; and the Collateral is, or will be when acquired by you, free and clear of all liens and encumbrances (including liens and encumbrances subordinate to our lien and security interest), except for those created by this Agreement or permitted by us in writing. With respect to inventory which is included in the Collateral, (a) such inventory is not located outside the United States or Canada; (b) such inventory is in your actual possession; (c) such inventory is not in the possession of a bailee, warehouseman, consignee or similar third party; (d) such inventory does not constitute goods the sale or other disposition of which has given rise to an Account; (e) such inventory meets all standards and requirements imposed by any governmental authority over such goods, their production, storage, use or sale;
(f) such inventory does not constitute work-in-process or supplies; and (g) such inventory is in good condition and is not defective, unmerchantable, post-seasonal, slow moving or obsolete.

     2.6. Insurance on Collateral Other than Accounts. During the term of this Agreement, you shall maintain with financially sound, well rated and reputable insurance companies comprehensive fire and extended coverage insurance on your inventory against such risks, with such loss deductible amounts and in such amounts not less than those which may be satisfactory to us but in all events conforming to prudent business practices and in such minimum amounts that you will not be deemed a co-insurer under applicable insurance laws, regulations, policies and practices. Each policy of such insurance covering your inventory shall contain a provision or endorsement satisfactory to us naming us as loss payee and providing that (a) such policy may not be canceled or altered and we may not be removed as loss payee without at least thirty (30) days' prior written notice to us, and (b) no act or default of you or any other person shall affect our right to recover under such policy. You will pay, when due, all premiums on such insurance and will furnish to us, upon request, evidence of payment of such premiums and other information as to the insurance carried by you. You hereby irrevocably (x) assign and grant to us a security interest in any and all proceeds of each such insurance policy covering your inventory, (y) direct each insurance company to pay all such proceeds directly to us, and (z) constitute and appoint us, or any of our agents or employees, as your lawful attorney-in-fact

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(coupled  with an  interest)  with  authority  and power on your behalf to make, adjust, settle or compromise all claims under each such insurance policy and to endorse any check, draft or instrument for such proceeds. Any proceeds of such insurance received by us (less the amount of any reasonable costs of settlement of such losses) shall be held and applied, at our option, to the Obligations (whether matured or unmatured) in such manner and at such times as we may determine in our sole discretion or to the replacement of the damaged or destroyed inventory upon terms and conditions reasonably satisfactory in all material respects to us.

     2.7. Collateral Reports. You agree to provide to us (a) at the time you request each Receivables Loan or Inventory Loan, a Borrowing Base Certificate in the form of Exhibit C, (b) so long as any Receivables Loans remain outstanding, by the 15th day of each month (or at such other more frequent interval as we may require), a report reflecting [a detailed aging of your Accounts], in form and detail satisfactory to us, together with a Borrowing Base Certificate, and (c) so long as any Inventory Loans remain outstanding, by the [fifteenth (15th)] day of each [month] (or at such other more frequent interval as we may require), a report reflecting the quantities, cost and value of your inventory, in form and detail satisfactory to us, together with a Borrowing Base Certificate. All such information shall be true, accurate and complete in all material respects and shall contain no knowingly false, incomplete or misleading statements or omit any material information.

     2.8. Compliance with Laws, Etc. You are in compliance in all material respects with all applicable federal, state and local laws, statutes, orders, rules, regulations and judgments.

     2.9. No Material Adverse Change. There has been no material adverse change in your management, financial condition or business prospects or in the personal financial condition of any guarantor of your Obligations under this Agreement from that represented in any application, financial statement or other information provided to us prior to the date of this Agreement.

     2.10. Shareholder Distributions. You will not (a) declare or pay any dividends on your capital stock, make any distribution in respect thereof or purchase, redeem or otherwise acquire any of your shares of stock, (b) make any other payments to shareholders, whether as commissions, salaries, bonuses, loan payments or otherwise, or (c) make any payments to affiliates or members of the immediate family of any shareholder, whether as commissions, salaries, bonuses, loan payments, payments for goods or services or otherwise, in each case without our prior written consent. Nothing herein shall prohibit you from selling inventory in the ordinary course of business to Capital Video Corporation.

     2.11. Financial Statements. Within forty-five (45) days following the end of each fiscal quarter, you will provide to us a copy of the 10-Q report filed with the Securities and Excahnge Commission, complete with a balance sheet, income statement, and statement of cash flow, prepared in accordance with generally accepted accounting principles. Within one hundred twenty (120) days following the end of each fiscal year, you will provide to us financial statements for such fiscal year prepared by an independent accountant acceptable to us, which financial statements shall (a) be in a form acceptable to us, (b)

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be prepared in accordance with generally  accepted  accounting  principles,  (c)
include a balance sheet,  income  statement,  and a statement of cash flows, and
(d) be certified without qualification by an independent certified public accountant acceptable to us. A copy of the 10-K report filed with the Securities and Exchange Commission shall also be provided to us within the 120 day reporting period.

     2.12 Year 2000 Compliance. You warrant and represent that the advent of the year 2000 shall not adversely affect your operations or the performance of your information technology or any other technology. Without in any way limiting the generality of the forgoing, you specifically represent and warrant that: (a) your hardware and software is designed to be used prior to, during and after the year 2000 A.D., and such hardware and software will operate during such periods without error relating to date data, specifically including any error relating to, or the conduct of date data which represents or references different centuries or more than one century, (b) the hardware and software you utilize will not abnormally end their function or functions or provide invalid or incorrect results as a result of date data, and (c) and the hardware and software you utilize has been designed to ensure year 2000 A.D. compatibility, including date data, century recognition, leap year recognition, calculations which accommodate same century and multi century formulas and date values and date data interface values that reflect the century.

     3. Security Interest in Collateral.

     3.1. Grant of Security Interest; Collateral Defined. To secure payment and performance of all of your obligations under this Agreement, including, without limitation, Receivables Loans, Inventory Loans, interest, fees, costs and expenses (collectively, the "Obligations"), you pledge, assign and grant to us a continuing lien and security interest in the following property, both now owned and existing and hereafter created, acquired and arising, regardless of where located (collectively, the "Collateral"):

     (1) all of your Accounts (whether arising before or after termination of this Agreement);

     (2) all of your present and future instruments, documents, chattel paper and general intangibles (as those terms are defined in the Uniform Commercial
Code);

     (3) all reserves, balances, deposits, credits, moneys, securities, and other property at any time owing or belonging to you which are now or hereafter in the possession of, or in transit to, us, whether for safekeeping, pledge or otherwise;

     (4) all of your inventory, including, without limitation, all goods, merchandise or other personal property, wherever located and whether or not in transit, which is or may at any time be held for sale or lease or furnished or to be furnished under contracts of service and goods, merchandise or other personal property which are raw materials, work in process or materials used or consumed in your business, together with a license of all intellectual property rights under which you manufacture and sell such inventory;

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     (5) all of your claims against us at any time existing to the extent of the
Obligations;

     (6) all books and records and other property relating to the Collateral and your Obligations; and

     (7) all cash and non-cash proceeds and products of any of the foregoing, including any claim against third parties in any way related to the foregoing.

     You will not create or permit any security interests in or other encumbrances upon the Collateral, which are junior to ours in priority, without our prior written consent. We are irrevocably authorized at any time to charge your account (and any credit balance on our books in your favor) for the amount of any or all of your Obligations.

     3.2. Perfection of Security Interest. You shall execute and deliver to us such documents and instruments, including, without limitation, Uniform
Commercial Code ("UCC") financing statements, as we may request from time to time in order to evidence and perfect our security interest in the Collateral.

     3.3. Future Advances. The security interest granted by you shall secure all current and all future advances made by us to the extent such current and future advances constitute Obligations, and we may advance or readvance upon repayment by you all or any portion of the sums loaned to you under this Agreement and any such advancement or readvancement shall be fully secured by the security interest created by this Agreement.

     3.4. Landlords' Waivers. At any time and from time to time, we may require you, in our sole discretion, to provide to us appropriate landlords' waivers, in form, content and substance satisfactory to us, in our sole discretion for the location of any of the Collateral or your chief executive office where your original entry books of account are maintained, which landlords' waivers shall acknowledge our priority lien security interest in the Collateral and shall contain an express subordination of any rights which the landlord might attempt to assert against such Collateral to our rights.

     4. No Agency. Nothing in this Agreement shall be construed to constitute us as your agent or to obligate us to assume any of your obligations with respect to any Account. We will not have any liability for any error or omission or delay occurring in the settlement, collection or payment of any Account. Notwithstanding the foregoing, if you fail to perform any obligation you are required to perform in order to maintain the obligation of an Account Debtor to make payments on an Account, we may (but shall be under no obligation to) perform, or retain others to perform, such obligation, at your sole expense, and such expense (together with interest thereon from the date incurred to the date paid at the rate of ten percent (10%) per annum) shall constitute part of your Obligations; upon demand by us, you agree to immediately reimburse for any such expense (and accrued interest thereon) we incur.

     5. Costs and Expenses. You shall reimburse us on demand for all fees, costs and expenses (including reasonable attorneys' fees), of any kind and

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nature,  which we may incur in (a) preparing or  negotiating  this  Agreement or otherwise incurred by us in connection with our entering into or administering this Agreement, (b) filing financing statements, (c) lock box charges, (d) making lien or title examinations, (e) protecting, maintaining, preserving or enforcing Accounts or other Collateral, (f) defending or prosecuting any actions or proceedings related to this Agreement, or (g) defending or prosecuting any action, claim or demand arising after the termination of this Agreement but which relates to or arises out of this Agreement shall be added to and deemed part of your Obligations. In addition, in the absence of a Default under Paragraph 6 below, you shall be responsible for the fees, costs and expenses (not to exceed $2,400 per audit)of up to four such field examinations per calendar year performed during the term of this Agreement, in addition to the initial field examination performed prior to the date of this Agreement.

     6. Default. All of your Obligations shall, at our option, be and become immediately due and payable without notice or demand for monetary defaults, and with ten days notice for non-monetary defaults, upon the occurrence of any one or more of the following events (each a "Default"): (i) if you fail to pay, when due and payable, any of your Obligations; (ii) if any of your representations or warranties are false or misleading in any material respect; (iii) if you fail to perform or otherwise comply with any promise contained in this Agreement or any request for a Receivables Loan or an Inventory Loan; (iv) if your present business operation is discontinued or suspended, or if you become insolvent or unable to meet your debts as they mature, or if any proceeding is commenced by or against you for relief under any provision of any federal or state bankruptcy, insolvency or other similar law, or if any injunction, attachment, judgment or lien is issued or filed against you or any of your property, or if a receiver, custodian or trustee of any kind is appointed for you or any of your property; or (v) if a default occurs under any Guaranty Agreement executed in conjunction with this Agreement and is not cured within any applicable grace period. Notwithstanding the foregoing, you acknowledge and agree that all Receivables Loans and all Inventory Loans which we may make to you are due and payable on demand, even in the absence of a Default under this Agreement.

     7. Remedies.

     7.1. Our Rights. Upon the occurrence of any Default, without further notice to you except tin the case of a non-monetary default where we shall give fifteen days notice, we shall have the right to (i) decrease the Receivables Advance Rate and/or the Inventory Advance Rate pursuant to Paragraphs 1.3 and 1A.3 above; (ii) cease making Receivables Loans and Inventory Loans (notwithstanding the provisions of this clause (ii), you acknowledge that the making of Receivables Loans and Inventory Loans by us is in our sole discretion, whether or not a Default shall have occurred); (iii) terminate this Agreement and enforce the liquidated damages provisions of Paragraph 8.5; (iv) enforce against you immediate payment of all of your Obligations, including all Receivables Loans and all Inventory Loans for which payment in full has not previously been received; (v) collect all amounts due and owing on all Accounts; (vi) require you to assemble the Collateral and make it available to us at a place designated by us; (vii) enter upon your premises to take possession of the Collateral; and
(viii) appropriate, set off and apply the Collateral to the payment of your

Obligations in such order and manner as we in our sole discretion shall determine, or settle, compromise or release, in whole or in part, any amounts owing on the Collateral, or prosecute any proceeding with respect to the Collateral, or extend the time of payment of any or all of the Collateral, or issue credits regarding the Collateral, or sell, assign and deliver the Collateral (or any part thereof), at public or private sale and apply the net cash proceeds resulting from the exercise of any of the foregoing rights or remedies to the payment of your Obligations in such order as we in our sole discretion may elect, and you shall remain liable to us for any deficiency. 7.2. Confession of Judgment. Deleted.

     7.3. Application of Collections; Deficiency. All collections we receive from realizing upon the Collateral, less expenses of collection (including, without limitation, reasonable attorneys' fees and court costs) incurred by us, shall be applied to your Obligations. If for any reason collections received by us exceed your Obligations, we will account to you for the surplus. However, if the collections we receive are insufficient to pay all of your Obligations, you shall be liable to us for the deficiency.

     7.4. Remedies Cumulative. Each right, power, and remedy provided for herein or otherwise existing shall be cumulative and concurrent and shall be in addition to every other right, power and remedy existing hereunder, by law or otherwise. The exercise by us of any one or more such rights, powers or remedies shall not preclude the simultaneous or later exercise by us of any or all such other rights, powers or remedies.

     8. Term of Agreement and Termination.

     8.1. Initial Term; Renewal. The initial term of this Agreement shall be one
(1) year, commencing with the date of the first Receivables Loan or Inventory Loan under this Agreement. Unless terminated in accordance with this Paragraph 8, the provisions of this Agreement shall automatically renew for successive one
(1) year periods without any notice or action on the part of either party hereto. During the term of this Agreement, you shall deal exclusively with us in the financing of Accounts and inventory.

     8.2. Facility Fee. On the date of this Agreement and on each one (1) year anniversary thereof, you will pay to us a facility fee of one percent (1.0%) of the $4,000,000.00 maximum aggregate financing arrangement permitted under this Agreement.

     8.3.  Termination  in Absence of Default.  This Agreement may be terminated
(a) by our giving you written notice at any time stating a termination date not less than ten (10) days after the date such notice is mailed or dispatched, or
(b) by your giving us written notice not less than sixty (60) days prior to the end of the initial or a renewal term. In the event that you elect to terminate this Agreement on a date other than the end of the initial or a renewal term, you shall pay to us a termination fee in an amount equal to $20,000.00 for each month or portion of a month remaining in the initial or renewal term. However, if you obtain commercial bank financing after six months from the signing of this Agreement you may terminate this Agreement without a termination fee. The parties expressly recognize and agree that the termination fee hereunder is a reasonable fee negotiated at arm's length in consideration for which we will allow you to terminate this Agreement prior to the end of the applicable term, provided that you fulfill all of your obligations under this Agreement. The termination fee is not, and shall not be construed to be, liquidated damages.

     8.4. Effect of Termination. Notwithstanding any termination, all of our rights and interests, all of your Obligations, and all of the terms, conditions, and provisions hereof shall continue in full force and effect until all transactions entered into prior to the effective date of termination have been fully concluded and all of your Obligations have been paid in full. After termination of this Agreement, you shall pay to us on demand the amount of your Obligations then outstanding and any of your Obligations arising thereafter.

     8.5. Termination After Default; Liquidated Damages. If a Default occurs hereunder, we shall have the right at our sole option to terminate this Agreement at any time thereafter without notice to you. If we exercise such option, in addition to all other rights and remedies we may have, and in addition to all of your other Obligations, you agree to pay to us upon demand as liquidated damages for our lost interest and fee earnings, a sum equal to $20,000.00 for each month or portion of a month remaining in the initial or renewal term of this Agreement. The liquidated damages contemplated under this Paragraph 8.5 are expressly recognized by you as being reasonably related to the damages we would suffer by reason of the termination of this Agreement after a Default and is the product of a good faith effort of the parties to estimate actual damages that would ensue as a result of any such termination.

     9. Notices. Notices shall be deemed given when sent or dispatched by certified or registered mail or private overnight express mail, postage or charges prepaid, or by facsimile copy to the parties at their respective addresses set forth below.

     10. Binding Effect; Complete Agreement. This Agreement will bind you and your successors and assigns, and will inure to the benefit of us and our successors and assigns, and sets forth the complete agreement between the parties.

     11. Waiver. No delay or failure by us in exercising any of our rights or remedies shall operate as a waiver of such or of any other right or remedy, and no waiver shall be valid unless in writing signed by us and then only to the extent therein set forth.

     12. Tombstone. You authorize us to make appropriate announcements of the financial arrangement entered into by and between you and us, which announcements are popularly known as Tombstones, subject to your prior approval which shall not be unreasonably withheld or delayed. You further authorize us to issue and publish the Tombstones, in such manner and/or such publications and to such selected parties as we shall in its sole discretion deem appropriate.

     13. Governing Law, Etc. This Agreement shall be governed by and interpreted according to the laws of the State of Maryland. You consent to and acknowledge the right of all courts, administrative agencies, boards and/or quasi-judicial bodies in the State of Maryland, including without limitation the District Courts of Maryland, the Circuit Courts of Maryland, the United States District Court for the District of Maryland and the United States Bankruptcy Court for the District of Maryland, to exercise personal jurisdiction over you with respect to any dispute or controversy between you and us relating to this Agreement or to any transaction in connection herewith, whether arising during the term of this Agreement or after its termination, except as otherwise provided in Paragraph 13 below. Further, you waive personal service of the summons and complaint or other process to be issued and agree that service of such summons and complaint or other process may be made by registered or certified mail addressed to you at your address appearing herein, whether arising during the term of this Agreement or after its termination. You agree that any action which you initiate against us, whether initiated during the term of this Agreement or after its termination, will only be filed in the courts of the State of Maryland or the federal courts located in the State of Maryland, that is, in the District Courts of Maryland, the Circuit Courts of Maryland, the United States District Court for the District of Maryland or the United States Bankruptcy Court for the District of Maryland, consistent with the subject matter jurisdiction requirements of those courts.

     14. Arbitration of Certain Claims. You and we each agree that any claim or demand arising out of any alleged breach of this Agreement or arising out of any dispute or controversy under or relating to this Agreement, other than any confession of judgment proceedings brought pursuant to Paragraph 7.2 above, in which the amount claimed or demanded is $100,000 or less, will be decided by a single arbitrator under the Rules of the American Arbitration Association and the decision of that arbitrator shall be final and binding. You and we further agree than any dispute as to whether the amount of any claim or demand is $100,000 or less shall be decided by a single arbitrator under the Rules of the American Arbitration Association. You and we agree that any arbitration shall take place in Baltimore City, Maryland, or in some other mutually agreed upon location. You and we agree that the prevailing party, as determined by the arbitrator, shall be awarded reasonable attorneys' fees incurred by the prevailing party in connection with the arbitration and any post-arbitration proceedings. You and we agree that the prevailing party shall be awarded the costs of the arbitration, including all arbitration fees and expenses of the arbitrator and all other expenses reasonably incurred in conducting the arbitration as determined by the arbitrator.

     15. Situs of Contract. You understand and agree, for all purposes, that the situs of the making and performance of this Agreement is and shall be construed to be the State of Maryland.

     16. Waiver of Jury Trial. You and we each agree that any suit, action or proceeding, whether claim or counterclaim, brought or instituted by either party hereto or any successor or assign of any party under or with respect to this Agreement or which in any way relates, directly or indirectly, to this Agreement or any event, transaction or occurrence arising out of or in any way connected with this Agreement, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. EACH PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING.

     17. Legal Counsel. You have had the opportunity to obtain legal counsel, and you agree that you fully understand the terms, provisions and legal consequences of this Agreement.

     IN WITNESS WHEREOF, this Agreement is executed and delivered under seal as of the date first above written.

BORROWER:                                 LENDER:

METRO GLOBAL MEDIA, INC. (parent)         RESERVOIR CAPITAL CORPORATION
and METRO, INC. (sub)


By:/s/ Janet M. Hoey                            By:/s/ John Fox
------------------------                        --------------------------
Title: Janet M. Hoey, CFO and Treasurer         Title: John Fox, President
Address: One Metro Park Drive                   Address: 100 Painters Mill Road,
Cranston, Rhode Island  02910                   Suite 700
                                                Owings Mills, Maryland 21117
Facsimile No.:    (401) 941-3798                Facsimile No.:  (410) 902-2420

Address of Chief Executive Office,
if different:_________________________


State of (________________)
                              TO WIT:
County of (______________)

     I HEREBY CERTIFY, that on this 30th day of September, 1999, before me, a Notary Public of said State, personally appeared Janet M. Hoey, known to me (or satisfactorily proven) to be the person whose name is subscribed to the foregoing Agreement and acknowledged that she executed the same for the purposes therein contained.

      WITNESS my hand and Notarial Seal.

                                          ---------------------------------
                                                      Notary Public
My Commission Expires:

                                    EXHIBIT A


                             [FORM OF LOAN REQUEST]

                                    EXHIBIT B


                                   RATE SHEET


                      ------------------------------------


     The interest rate payable by Metro Global Media, Inc. (parent) and Metro, Inc. (sub) (the "Borrower") under the Loan and Security Agreement between the Borrower and Reservoir Capital Corporation (the "Lender") on all Receivables Loans shall be calculated at an annual rate equal to the Prime Rate of interest, as defined below) plus three and one half of one percent (3.5%) from the date on which each such Receivables Loan is made to and including the date which is five
(5) business days from when payment on such Receivables Loan is received, such rate to be applied to each Receivables Loan and calculated on the basis of actual days elapsed and a year of three hundred sixty (360) days. The term "Prime Rate" shall mean the prime rate of interest as published in The Wall Street Journal or if The Wall Street Journal should not publish then as published in a comparable publication on the last business day of the preceding calendar month, and any change in the Prime Rate shall be effective on the first business day of the month following the month in which such change was first published, provided that we may from time to time alternatively elect to have any change in the Prime Rate effective contemporaneously with the publication of such change.

     The interest rate payable by Assignor under the Loan and Security Agreement on all Inventory Loans shall be calculated at a monthly rate equal to three and one half of one percent (3.5%) from the date on which each such Inventory Loan is made to and including the date on which payment on such Inventory Loan is received, such rate to be applied to each Inventory Loan and calculated on the basis of actual days elapsed and a year of 360 days.

                                    EXHIBIT C


                           BORROWING BASE CERTIFICATE